Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr.
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES, INC. ANNOUNCES A 12.5% INCREASE IN ITS DIVIDEND MARKING A

50% INCREASE IN THE LAST TWO YEARS

JEFFERSON, La.—April 3, 2013— Stewart Enterprises, Inc. (Nasdaq GS:STEI) reported today that its Board of Directors increased the annual cash dividend on its Class A and Class B Common Stock by 12.5% to $0.18 per share, compared to the previous $0.16 per share. In addition, the Board declared a quarterly cash dividend of $0.045 per share payable on April 29, 2013 to holders of record of Class A and Class B Common Stock as of the close of business on April 15, 2013. This marks the third consecutive year in which the Board has increased the dividend.

Thomas M. Kitchen, President and Chief Executive Officer, said, “The Board’s decision to increase the cash dividend reflects its continued confidence in our solid balance sheet, our ability to consistently generate strong cash flow, and the continued positive momentum in revenue growth. The Board last increased the dividend rate in March of 2012. This represents a 50% increase in our dividend rate in the last two years.” It also continues to be the Board’s intention to periodically re-evaluate the Company’s dividend policy for potential increases in the future. The declaration of quarterly dividends is at the discretion of the Board of Directors and will depend on the Company’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 217 funeral homes and 141 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.